Exhibit 99.3

To: Name
Company: Company

April 4th, 2006
Dear shareholders, partners and friends,

I would like to take this opportunity to reflect on XFONE’s noted achievements and challenges in the past year and share with you our vision and exciting growth strategies for 2006 and beyond.

Over the past five years, XFONE has evolved from a relatively small, single dimension telecommunications provider into a multi-national, diversified communications holdings company, now proudly delivering a comprehensive range of voice, video and data services to approximately 200,000 customers worldwide.

Defined by growing operations on three continents, XFONE has indeed established itself as an enduring and worthwhile global enterprise, due largely to the collective hard work of our talented and results-driven executives, managers, directors and employees; our prized industry partners and customers; and the many investors who have demonstrated their confidence in our vision for XFONE’s future by becoming shareholders of our Company.

Since 2000, XFONE has successfully achieved average annual revenue growth of 65% -- and we have done so consistently and profitably by remaining focused on promoting organic growth and executing thoughtfully chosen mergers and acquisitions. However, in 2005, XFONE was faced with overcoming the horrific challenges brought on by Hurricane Katrina, which had destructive impact on the U.S. Gulf Coast.

Considering our U.S. operation, XFONE USA, is based in the heart of the affected region from Katrina, our business was also adversely affected. Nonetheless, XFONE USA persisted and prevailed, working tirelessly to maintain and quickly restore telecommunications services to our customers throughout Mississippi and Louisiana. In fact, through the heroic efforts of Brian Acosta, a committed XFONE USA/I-55 executive, XFONE USA helped the city of New Orleans to successfully maintain communications with the outside world throughout the natural disaster.

Despite the financial impact of the disaster in the Gulf Coast, I am pleased to confirm that we have succeeded in achieving our sixth consecutive year of profitability. Looking ahead, our US operation is firmly back on track and steadily recovering. Moreover, driven by our acquisitions of I-55, EBI Comm and Canufly.net, coupled with a rapidly expanding customer base, newly signed interconnection agreements and additional planned acquisitions in the U.S. Gulf Coast region, XFONE USA is sure to prove to be an even more meaningful contributor to XFONE’s overall revenue and net income growth in 2006.

Moving on, I’m very pleased to confirm that 2005 was a banner year for our ‘018’ business in Israel. Since launching commercial operations in late December 2004, XFONE 018 has fast emerged as one of Israel’s most cost-competitive international service providers. XFONE 018 is expected to yield our strong and profitable growth in the current year.

Our UK operation, too, has served to be a very stable contributor to XFONE’s historical growth, and is expected to undergo an exciting transformation in 2006. In the near future, XFONE expects to begin detailing, in the form of public announcements, a series of strategies and developments, which collectively should help to position XFONE as a very serious player in the UK communications market.

All in all, 2006 is shaping up to be another very exciting year for XFONE. Last year, we achieved a major corporate milestone by advancing onto the American Stock Exchange. This year we intend to promote greater access to the capital markets by also pursuing a dual-listing on the Tel-Aviv Stock Exchange. Given XFONE’s growing significance in the Israeli market with our 018 business interests, we are hopeful that this potential dual listing will help to attract a much broader base of Company supporters interested in sharing in XFONE’s future success.

To ensure that the global investment community has the ability to assess XFONE’s financial performance and progress, we will begin issuing annual financial guidance. In this regard, driven by positive results of all XFONE operations in the three continents, we anticipate that XFONE will achieve annual revenue of $36-$38 million and strong net profitability in 2006.

2006 Revenues Projections (comparing to previous results)

Benefiting from a carefully crafted growth strategy, a highly motivated and talented team of employees and a stellar track record of serving the global communications industry with the highest ethical standards, 2006 is indeed shaping up to be a year of outstanding financial and operating performance for XFONE, and a year in which we expect to further enhance our reputation as one of the very best companies in our industry.

In closing, we remain pledged to honoring our Company’s legacy of success and will work diligently to protect and enhance shareholder value while remaining worthy of the confidence that you have so generously entrusted in us.

Yours Truly

By:	/s/ Guy Nissenson
Guy Nissenson
President and CEO XFONE Inc.

This letter contains forward-looking statements. The words or phrases "should," "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." The Company's financial results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this letter, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, and license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the Securities and Exchange Commission.